CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated February 27, 2014, with respect to the financial statements of the Wells Fargo Managed Account CoreBuilder Shares Series M, one of the funds comprising the Wells Fargo Funds Trust, as of December 31, 2013, incorporated herein by reference and to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 24, 2014